Exhibit 10.15

AMENDMENT NO. 1 TO RUTH’S CHRIS STEAK HOUSE

2004 RESTRICTED STOCK PLAN

This AMENDMENT NO. 1 TO RUTH’S CHRIS STEAK HOUSE INC. 2004 RESTRICTED STOCK PLAN is effective as of November 8, 2004. All capitalized terms used herein and not defined shall have the meanings given to them in the Ruth’s Chris Steak House Inc. 2004 Restricted Stock Plan (the “Plan”).

RECITALS

WHEREAS, the Board of Directors (the “Board”) of Ruth’s Chris Steak House Inc. (the “Company”) has adopted the Plan;

WHEREAS, the Board desires to amend and restate certain provisions of the Plan to provide for an increase in the number of shares available for issuance under the Plan in order to accommodate sales of Class A Common Stock to certain of its officers and directors; and

WHEREAS, the Board desires that, except as set forth below, all other sections, paragraphs, provisions, and clauses in the Plan shall remain in full force and effect as originally written.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Article IV of the Plan is hereby amended and restated in its entirety to read as follows:

“Limitation on Aggregate Shares.

The number of shares of Class A Common Stock subject to the Plan shall not exceed, in the aggregate, 56,257; provided that the type and the aggregate number of shares shall be subject to adjustment in accordance with the provisions of Sections 6.5 below, and further provided that to the extent any shares of Restricted Stock awarded under the Plan are forfeited, such shares shall again be available under the Plan. The 56,257 shares of Class A Common Stock available under the Plan shall be authorized and unissued shares.”